EXHIBIT 99.1

Carolina Bank Holdings Announces Six-For-Five Stock Split

GREENSBORO, N.C., May 23, 2007 (PRIME NEWSWIRE) -- Carolina Bank Holdings, Inc. (Nasdaq:CLBH) announced that its board of directors declared a 6-for-5 stock split of its common stock. The additional shares will be distributed on June 29, 2007 to shareholders of record as of June 15, 2007.

The stock split will take the form of a 20% stock dividend, with shareholders receiving one additional share of common stock for every five shares of common stock owned. For fractional shares created by the dividend, shares over 0.49 will be rounded up; otherwise, shares will be rounded down.

Robert T. Braswell, president and CEO of Carolina Bank Holdings, commented, "Our decision to declare this 20% stock dividend was prompted by our strong financial performance. We believe that our stock holds considerable value, and the stock split allows us to increase liquidity and provide a better trading environment for shareholders. We believe this will have a positive impact on our valuation over time."

About the Company

Carolina Bank, the banking subsidiary of Carolina Bank Holdings, Inc., began operations on November 25, 1996. The bank is engaged in lending and deposit gathering activities in three counties of the Piedmont Triad of North Carolina -- Guilford, Alamance and Randolph -- through six full-service banking offices: three in Greensboro, and one each in Asheboro, Burlington, and High Point, North Carolina. The Company's stock is listed on the Nasdaq Capital Market under the symbol CLBH. Additional information is available on the Company's web site: http://www.carolinabank.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events. These statements are only predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of managing our growth, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to be materially different from those in the forward-looking statements is contained in the Company's filings with the Securities and Exchange Commission. Carolina Bank Holdings undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  Carolina Bank Holdings, Inc.
          Robert T. Braswell, President and CEO
          336-286-8761
          b.braswell@carolinabank.com